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                                                                    Exhibit 10.7

TERMS OF METAL MANAGEMENT, INC. FISCAL 2007 RONA INCENTIVE COMPENSATION PLAN (the "Plan") APPLICABLE TO EXECUTIVE OFFICERS

PURPOSE

The objective of the Plan is to maintain flexibility in the determination of individual awards while providing guidelines for senior managers that are financially sound and practical.

As in prior fiscal years, the Plan will measure performance based on return on net assets ("RONA"), with several important modifications that are described herein.

ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee consists of members of the Board who are not employees and who are not eligible for participation in this Plan. Awards under the Plan will be made, at the discretion of the Compensation Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof.

The Compensation Committee may establish such rules and regulations, as it deems necessary for the Plan and its interpretation. The Compensation Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Chief Executive Officer for employees other than any "covered employee" (as defined in Section 162(m) of the Internal Revenue Code of 1986).

ELIGIBILITY

Employees must be actively employed by the Company at the end of the fiscal year, March 31, 2007 to be eligible for participation in the Plan.

                 BONUSES AS % OF BASE SALARY PAID IN FISCAL YEAR

            JOB CATEGORY               THRESHOLD   TARGET   MAXIMUM
------------------------------------   ---------   ------   -------
SENIOR MANAGEMENT
   Chief Executive Officer                 50%       100%     200%
   CFO                                     25%        50%     100%
   Other Senior Corporate Executives       25%        50%      75%

In the event an employee changes Job Category Positions during the fiscal year, their bonus distribution will be based upon a pro-rata amount earned at each position. The determination of the exact date of change will be based on the effective date of the position change in payroll, and require formal approval by the CEO.

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CONDITIONS UNDERLYING THE RONA PROGRAM FOR FISCAL 2007

The Threshold level indicates the minimum acceptable performance level that will generate a bonus award that is equal to 100% of the threshold payouts. The maximum level indicates the highest level of performance that will result in increased awards. Between threshold performance and maximum performance awards are linear. Additional performance above the maximum level will not generate awards above the maximum unless otherwise approved by the Compensation Committee.

COMPENSATION COMMITTEE DISCRETION

When the Compensation Committee determines RONA performance, they may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes. The Compensation Committee also may adjust RONA performance and Adjusted Enterprise Value (as defined below) for the year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, region or business unit (including, without limitation, mergers, acquisitions and divestitures); changes in applicable tax laws or accounting principles; or such other factors as the Compensation Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a covered employee).

The Compensation Committee, in its discretion and for reasons sufficient to the Compensation Committee, may reduce the bonus award payable to any participant, or any number of participants, upon his or her achievement of Threshold, Target or Maximum level; provided, however, the Compensation Committee may not reduce the bonus award payable to a participant below that which would be payable at the Threshold level, unless the Compensation Committee determines, in its discretion, that the participant has (i) failed to satisfactorily perform his or her duties and responsibilities, (ii) violated in some material respect written Company policies or procedures, (iii) engaged in fraud or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at the Company's expense, or (iv) otherwise acted, or failed to act, in a manner that warrants forfeiting all or a part of his or her bonus.

PERFORMANCE MEASURE

The CEO, the CFO and other senior corporate executives will be evaluated based on 100% of the Company's performance.

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CALCULATION OF RONA RETURNS

Minimum, target and maximum RONA returns have been established by the Compensation Committee at 16%, 20% and 24%, respectively, for Fiscal 2007. Required returns will be determined by applying the applicable percentage of 16%, 20% or 24% to the Company's enterprise value at the beginning of Fiscal 2007 as determined by the Compensation Committee, plus or minus Changes in Net Assets during Fiscal 2007. For purposes of the calculation, the term "Change in Net Assets" refers to the change measured in the balances of cash, accounts receivable, inventories, prepaid expenses, other current assets, net property, plant and equipment and long term assets (including investments in joint ventures, goodwill and other intangibles) minus the sum of accounts payable, accrued expenses, and other current liabilities.

AWARD DISTRIBUTIONS

At the end of the fiscal year, the program will be administered and awards determined by the CEO subject to the approvals of the Compensation Committee. It is contemplated that payments under the RONA Plan will be distributed in the last payroll of May 2007.

On or about May 15, 2007, the Compensation Committee will review and finalize the RONA Schedule for the previous Fiscal Year. Any recommendations, changes, alterations to Job Categories or Performance Measures to that previous Fiscal Year's RONA Schedule need to be communicated to human resources prior to March 31, 2007. Any requests made after March 31, 2007 will not be accepted or processed for that Fiscal Year RONA Schedule.